EXHIBIT 99.1


                       TEXACO TO RECORD THIRD QUARTER CHARGE
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                      FOR ONGOING OVERHEAD REDUCTION INITIATIVE
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FOR RELEASE:  MONDAY, OCTOBER 2, 1995.
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     WHITE PLAINS, N.Y., Oct. 2 - Texaco said today that the continued
successful application of its ongoing overhead reduction initiative will result in a third quarter 1995, after-tax charge to earnings of approximately $55 million for the cost of additional employee separations.
     As a component of the company's plan for growth announced in July 1994, this initiative originally anticipated savings of $300 million annually, which are being realized. Additional programs focused on outsourcing some activities, further reduction of layers of supervision and business process improvements will result in expected savings to the company of an additional $150 million annually by the end of 1996.
     By year-end 1996, the focused overhead reduction initiative will have effected workload reductions and non-core asset sales that result in 4,000 fewer positions worldwide compared with June 1994, of which more than 2,500 already have been realized. These reductions were, and will be, accomplished through normal attrition, retirements and limited separations.
     Also included in the third quarter 1995 results will be a $27 million gain from the previously announced sale of the company's interest in Pekin Energy Company and tax benefits of some $45 million realized through the sale of an interest in a subsidiary.


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CONTACT:  David J. Dickson   (914) 253-4128